EXHIBIT 99.1

ENGlobal Reports Third Quarter 2015 Results

HOUSTON, Nov. 6, 2015 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of engineering and automation services, today announced its financial results for the third quarter ended September 26, 2015.

HIGHLIGHTS OF CONTINUING OPERATIONS:

  Revenues of $18.2 million
  Gross profit margin of 20.7%
  Net income of $0.01 per diluted share

Revenues in the third quarter of 2015 were $18.2 million, a decrease of 32.4% from $26.9 million in the prior year period. ENGlobal reported net income of $0.3 million, or $0.01 per diluted share, for the quarter ended September 26, 2015, compared to net income of $1.8 million, or $0.07 per diluted share, for the quarter ended September 27, 2014. During the quarter ended September 26, 2015, the Company incurred non-cash expenses for depreciation, amortization and stock compensation of $0.5 million as compared to $0.7 million for the same period in 2014.

Net income for the nine months ended September 26, 2015 was $1.9 million as compared to $5.2 million for the nine months ended September 27, 2014. The company incurred non-cash expense for depreciation, amortization and stock compensation of $1.5 million as compared to $2.1 million for the same period in 2014.

Management's Assessment

Mark Hess, ENGlobal's Chief Financial Officer, said: "We are pleased to report another profitable quarter. ENGlobal's profit margins remain respectable given the current environment, and our available capital has improved over the last year. The Company continues to maintain a healthy balance sheet with an increasing cash balance and working capital, with no borrowings under our credit facility, all of which puts us in a good position to take advantage of external growth opportunities."

"One ENGlobal response to the current energy marketplace continues to be internally investing in our Business," said William Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal. "It's an opportune time to be adding key personnel to our management team – focusing on proven individuals who bring years of experience and industry relationships. We are excited about the many opportunities which we expect to result from our on-going business development, as well as from key personnel who have joined our team in recent months."

The following table illustrates the composition of the Company's revenue and profitability for its operations for the three months ended September 26, 2015 and September 27, 2014:

	Quarter Ended				Quarter Ended
(in thousands)	September 26, 2015				September 27, 2014
		% of	Gross	Operating		% of	Gross	Operating
Segment	Total	Total	Profit	Profit	Total	Total	Profit	Profit
	Revenue	Revenue	Margin	Margin	Revenue	Revenue	Margin	Margin

Engineering & Construction	$ 11,945	65.6%	14.4%	8.9%	$ 12,350	45.9%	12.9%	5.8%
Automation	6,265	34.4%	32.8%	23.4%	14,577	54.1%	30.8%	25.6%
Consolidated	$ 18,210	100.0%	20.7%	2.3%	$ 26,927	100.0%	22.6%	7.7%

The following table presents certain balance sheet items as of September 26, 2015 and September 27, 2014:

(in thousands)	As of September 26, 2015	As of September 27, 2014
Cash	$ 11,878	$ 5,741
Working capital	25,813	18,959
Credit facility balance	--	--

The Company's Quarterly Report on Form 10-Q for the quarter ended September 26, 2015 will be filed with the Securities and Exchange Commission today reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal's Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the effect of economic downturns and the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; (2) our ability to execute to our internal performance plans such as our post-divestiture outlook, productivity improvement and cost containment initiatives; (3) our ability to attract and retain key professional personnel; (4) our ability to retain existing customers and attract new customers; (5) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (6) our ability to identify, consummate and integrate potential acquisitions; (7) our reliance on third-party subcontractors and equipment manufacturers; (8) our ability to sustain profitability and positive cash flow from operations; (9) our ability to comply with the terms of our new credit facility; (10) operational and political risks in Russia and Kazakhstan along the Caspian Sea; (11) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations; and (12) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Mark A. Hess
         (281) 878-1040
         ir@ENGlobal.com